Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the 1-100 Inpixon Reverse Stock Split that was effective immediately before the close of the transaction.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of XTI (the “Company” or “XTI”) and Inpixon and Subsidiaries (“Inpixon”) adjusted to give effect to the reverse Merger and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this Amended Form 8-K.

The historical financial information of XTI Aircraft Company (“Legacy XTI”) was derived from the audited financial statements of Legacy XTI as of and for the year ended December 31, 2023, included elsewhere in the Amended Form 8-K. The historical financial information of Inpixon was derived from the audited consolidated financial statements of XTI Aerospace, Inc. and subsidiaries (formerly known as Inpixon and subsidiaries) as of and for the year ended December 31, 2023 as filed in the XTI Aerospace, Inc. Form 10-K filed on April 16, 2024 after the closing of the Merger. All financial information included in the XTI Aerospace, Inc. Form 10-K filing represents historical Inpixon. Such unaudited pro forma financial information has been prepared on a basis consistent with the financial statements of Legacy XTI and Inpixon and its subsidiaries, respectively. This information should be read together with the financial statements of Legacy XTI and related notes, the section titled “XTI Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included in this Amended Form 8-K, as applicable.

The Merger is accounted for using the acquisition method (as a reverse acquisition), with goodwill and other identifiable intangible assets recorded in accordance with GAAP, as applicable. Under this method of accounting, Inpixon is treated as the “acquired” company for financial reporting purposes. Legacy XTI has been determined to be the accounting acquirer because Legacy XTI maintains control of the Board of Directors and management of the combined company, and the preexisting shareholders of Legacy XTI will have majority voting rights of the combined company. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the acquisition method of accounting (as a reverse acquisition), Legacy XTI’s assets and liabilities are recorded at carrying value and the assets and liabilities associated with Inpixon are recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired, if applicable, is recognized as goodwill. Significant estimates and assumptions were used in determining the preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial statements. The purchase price allocation is preliminary and is subject to measurement period adjustments in accordance with Accounting Standards Codification (“ASC”) 805.

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical balance sheets of Legacy XTI and Inpixon on a pro forma basis as if the Merger and related transactions had been consummated on December 31, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 gives pro forma effect to the Merger and related transactions as if they had occurred on January 1, 2023, the beginning of the earliest period presented. Inpixon and Legacy XTI had entered into a promissory note agreement prior to the Merger. Therefore, Inpixon’s note receivable and Legacy XTI’s note payable were eliminated by transaction accounting adjustment B.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Merger Agreement

On July 24, 2023, XTI entered into the Merger Agreement, by and among XTI, Inpixon, and Superfly Merger Sub, Inc., pursuant to which XTI combined and merged with Merger Sub, whereupon the separate corporate existence of Merger Sub ceased, and XTI became the “combined company”. The merger closed on March 12, 2024 (the “Closing Date”).

Prior to the Closing Date, Inpixon effectuated a transaction for the divestiture of its Shoom, SAVES, and Game Your Game (“GYG”) lines of business and investment securities (the “Solutions Divestiture”), outlined in the Description of the Solutions Divestiture section below. The Inpixon portion of the combined company became the Industrial Internet of Things (“IIoT”) business line.

Pursuant to the Merger Agreement, each share of XTI common stock was converted into a number of shares of Inpixon common stock determined by multiplying such share by the Exchange Ratio determined pursuant to the Exchange Ratio Formula as described in more detail in the section titled “The Merger Agreement - Merger Consideration and Exchange Ratio” included in the registration statement filed on November 7, 2023. Additionally, at the Effective Time, each outstanding option and warrant to purchase shares of XTI common stock was assumed by the combined company and was converted into an option or warrant, as applicable, to purchase shares of Inpixon common stock, with necessary adjustments to reflect the Exchange Ratio (collectively, the “Assumed Options and Warrants”). Prior to the Effective Time, all outstanding XTI convertible notes were converted into XTI common stock and participated in the merger on the same basis as the other shares of XTI common stock, except for portions of promissory notes in the principal amount of $346,500.

Each share of Inpixon capital stock, option and warrant to purchase Inpixon common stock that is outstanding at the Effective Time remained outstanding in accordance with its terms, and such shares of capital stock, options, and warrants was unaffected by the Merger.

Following the consummation of the Merger, the holders of the outstanding XTI common stock immediately prior to the closing of the Merger own approximately 79% of the outstanding capital stock of the combined company and the holders of the outstanding capital stock of Inpixon immediately prior to the closing of the Merger own approximately 21% of the outstanding capital stock of the combined company.

Prior to the consummation of the Merger, Inpixon issued 9,802 shares of Series 9 preferred stock at a stated par value of $1,000, in connection with a holder of the Company’s debt converting $9,801,521 of debt and accrued and unpaid interest into shares of preferred stock. See Note D for more details.

Concurrent with the consummation of the Merger, Inpixon issued 1,500 shares of Series 9 preferred stock at a stated par value of $1,000, for net proceeds of 1,500,000. See Note D for more details.

Description of the Solutions Divestiture

On October 23, 2023, a Business Combination Agreement (the “Damon Business Combination Agreement”) was entered into by and among Inpixon, Grafiti Holding, Inc., 1444842 B.C. LTD (“Amalco Sub”), and Damon Motors, Inc. (“Damon”), pursuant to which Damon will combine and merge with Amalco Sub, a British Columbia corporation and a wholly-owned subsidiary of Grafiti Holding, Inc., with Damon continuing as the surviving entity and a wholly-owned subsidiary of Grafiti Holding, Inc. (the “Grafiti Holding Transaction”).

Pursuant to the Damon Business Combination Agreement, Inpixon formed a newly wholly owned subsidiary, Grafiti Holding, Inc for the sole purpose of consummation of the Grafiti Holding Transaction. Inpixon contributed the assets and liabilities of Inpixon UK, a wholly owned subsidiary of Inpixon, to the then Inpixon wholly owned subsidiary Grafiti Holding, Inc. in accordance with the separation and distribution agreement. As the Registration Statement for the Damon Business Combination Agreement is not expected to become effective until the first half of 2024, on December 27, 2023 Inpixon transferred the Grafiti common shares to a newly-created liquidating trust, titled the Grafiti Holding Inc. Liquidating Trust (the “Trust”), which holds the Grafiti Holding, Inc. common shares for the benefit of the participating Inpixon securityholders. The Grafiti Holding, Inc. common shares will be held by the Trust until the Registration Statement has been declared effective by the Securities and Exchange Commission (the “SEC”). Promptly following the effective time of the Registration Statement, the Trust will deliver the Grafiti Holding, Inc. common shares to the participating Inpixon securityholders, as beneficiaries of the Trust, pro rata in accordance with their ownership of shares or underlying shares of Inpixon common stock as of the record date. Amalco Sub,a wholly-owned, direct subsidiary of Grafiti Holding, Inc., will merge with Damon resulting in Damon as the surviving entity post-merger (“Damon Surviving Corporation”). Upon the consummation of the Merger, both Inpixon UK and Damon will be wholly-owned subsidiaries of Grafiti Holding, Inc.. Following the Merger, Grafiti Holding, Inc. shall be known as the “Grafiti Combined Company.” The combined company will be renamed Damon Motors, Inc., and the ticker symbol will be changed to a symbol to be determined concurrent with the closing.

On February 16, 2024, Inpixon entered into an Equity Purchase Agreement to divest the remaining portion of Shoom, SAVES, and GYG that is excluded from the Grafiti Holding Transaction. The Equity Purchase Agreement, by and among Inpixon (“Seller”), Grafiti LLC, and Nadir Ali (“Buyer”), is structured so that Buyer will purchase from Seller 100% of the equity interest in Grafiti LLC for a minimum purchase price of $1,000,000 paid in two annual cash installments of $500,000 due within 60 days after December 31, 2024 and 2025. The purchase price and annual cash installment payments will be (i) increased for 50% of net income after taxes, if any, from the operations of Grafiti LLC for the years ended December 31, 2024 and 2025; (ii) decreased for the amount of transaction expenses assumed; (iii) increased or decreased by the amount working capital of Grafiti LLC on the closing balance sheet is greater or less than $1,000,000. The Company notes that the estimated purchase price as of the date of this filing was approximately $1,000,000.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in thousands, except share and per share amounts)

	XTI (Historical)	INPX (Historical)	Pro Forma Adjustments for Sale of Grafiti, LLC	INPX Pro Forma As Adjusted	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments	Autonomous Adjustments	Pro Forma Combined
			Note 1
ASSETS
Current assets:
Cash and cash equivalents	$5	$6,254	$—	$6,254	$1,500	D	$—	$—	$7,477
					(282)	C
Accounts receivable, net of allowances	101	568	—	568	—		—	—	669
Notes and other receivables	—	6,206	1,000	7,206	(3,108)	B	—	—	4,098
Warrant asset	—	1,858	—	1,858	—		—	—	1,858
Inventory	—	2,415	—	2,415	—		—	—	2,415
Prepaid expenses and other current assets	125	430	—	430	—		—	—	555
Current assets of discontinued operations	—	2,768	(2,768)	—	—		—	—	—
Total current assets	231	20,499	(1,768)	18,731	(1,890)		—	—	17,072

Property and equipment, net	12	277	—	277	—		—	—	289
Operating lease right-of-use asset, net	—	335	—	335	—		—	—	335
Software development costs, net	—	305	—	305	(305)	D	—	—	—
Intangible assets, net	266	2,208	—	2,208	2,585	D	—	—	5,059
Goodwill	—	—	—	—	7,990	D	—	—	7,990
Other assets	—	145	—	145	—		—	—	145
Total Assets	$509	$23,769	$(1,768)	22,001	$8,380		$—	$—	$30,890

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,496	$2,449	$—	2,449	$(282)	C	$—	$—	$4,663
Accrued liabilities	1,127	2,007	—	2,007	(38)	B	—	—	5,062
					8,912	C
					(2,125)	C
					(1,146)	D
					(3,675)	C

Related party payables	540		—	—	(335)	F	—	—	205
Accrued interest	560		—	—	(229)	E	—	—	331

Customer deposits	1,350		—	—	—		—	—	1,350
Convertible and promissory notes - related party, net of unamortized discounts of $84,453 and $40,938 as of December 31, 2023 and December 31, 2022, respectively	6,690		—	—	(904)	A	—	—	347
					(2,369)	E
					(3,070)	B
					—
Warrant liability	497	919	—	919	—		—	—	1,416
Operating lease obligation, current	—	201	—	201	—		—	—	201
Deferred revenue	—	625	—	625	—		—	—	625
Short-term debt	—	8,738	—	8,738	(8,624)	D	—	—	114
Current liabilities of discontinued operations	—	1,960	(1,960)	—	—		—	—	—
Total current liabilities	13,260	16,899	(1,960)	14,939	(13,885)		—	—	14,314
Operating lease obligation, noncurrent	—	141	—	141	—		—	—	141
Loan conversion derivative liability	333	—	—	—	(333)	E	—	—	—
Convertible and promissory notes - related party, net of unamortized discounts and loan costs of $1,209,860 and $823,929 as of December 31, 2023 and December 31, 2022, respectively	18,546	—	—	—	(18,481)	E	—	—	65
Total Liabilities	32,139	17,040	(1,960)	15,080	(32,699)		—	—	14,520

Stockholders’ Equity (Deficit)
Series 4 Convertible Preferred Stock	—	—	—	—	—		—	—	—
Series 5 Convertible Preferred Stock	—	—	—	—	—		—	—	—
Preferred Stock	—	—	—	—	11,302	E	—	—	11,302

Common Stock	36	3	—	3				—	998
					916	D
					12	E
					3	E
					1	A
					21	E
					6	C
Additional paid-in capital	26,294	366,099	—	366,099	903	A	—	—	68,094

					(352,714)	D
					21,059	E
					(3)	E
					—
					2,123	C
					3,672	C

					335	F
					321	E
Treasury stock	—	(695)	—	(695)	695	D	—	—	—
Accumulated other comprehensive (loss) income	—	630	521	1,151	(1,151)	D	—	—	—
Accumulated deficit	(57,959)	(359,698)	61	(359,637)	(8,912)	C	—	—	(64,018)

					362,490	D
Stockholders’ Equity	(31,629)	6,339	582	6,921	41,078		—	—	16,370

Non-controlling Interest	—	390	(390)	—	—		—	—	—

Total stockholders’ equity (deficit)	(31,629)	6,729	192	6,921	41,078		—	—	16,370
Total Liabilities and Stockholder’s Equity	$509	$23,769	$(1,768)	$22,001	$8,379		$—	$—	$30,890

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share amounts)

	XTI (Historical)	INPX (Historical)	Pro Forma Adjustments for Discontinued Ops	INPX Pro Forma As Adjusted	Transaction Accounting Adjustments		Other Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma Combined
			Note 1
Revenues	$—	$4,562	$—	$4,562	$—		$—		$—		$4,562
Cost of revenues	—	1,458	—	1,458	—		—		—		1,458
Gross profit	—	3,104	—	3,104	—		—		—		3,104

Operating expenses:
Research and development	1,381	4,355	—	4,355	—		—		—		5,736
Sales and marketing	721	2,636	—	2,636	—		—		—		3,357
General and administrative	3,615	14,970	—	14,970	—		(840)	DD	(1,740)	AA	16,005
Acquisition-related costs	1,845	4,170	—	4,170	8,911	DD	840	DD	(4,170)	BB	11,596
Transaction costs	—	3,059	—	3,059	—		—		(889)	BB	2,170
Amortization of intangibles	28	843	—	843	(101)	CC	—		—		770
Total operating expenses	7,590	30,033	—	30,033	8,810		—		(6,799)		39,634

Loss from operations	(7,590)	(26,929)	—	(26,929)	(8,810)		—		6,799		(36,530)

Other income (expense):
Interest income (expense), net	(1,142)	(4,730)	—	(4,730)	491	FF	—		—		237
					1,463	GG
					2,627	FF
					1,003	FF
		—	—	—	525	FF	—		—		—
Amortization of deferred loan costs	(88)	—	—	—	88	FF	—		—		—
Change in value of JV obligation	(196)	—	—	—	196	EE	—		—		—
Change in value of warrant liability	(164)	—	—	—	—		—		—		(164)
Change in fair value of loan conversion derivatives	(108)	—	—	—	108	FF	—		—		—
Loss on extinguishment of convertible notes	(6,635)	—	—	—	6,635	FF	—		—		—
Change in fair value of convertible notes	(9,144)	—	—	—	9,144	FF	—		—		—
Warrant inducement expense	—	(3,361)	—	(3,361)	—		—		—		(3,361)
Other (expense) income	—	694	—	694	—		—		—		694
Total other income (expense)	(17,477)	(7,397)	—	(7,397)	22,280		—		—		(2,594)

Net Loss from continuing operations, before tax	(25,067)	(34,326)	—	(34,326)	13,470		—		6,799		(39,124)
Income tax provision		(24)	—	(24)	—		—		—		(24)
Net Loss from continuing operations	(25,067)	(34,350)	—	(34,350)	13,470		—		6,799		(39,148)

Loss from discontinued operations, net of tax	—	(12,750)	12,750	—	—		—		—		—

Net Loss	(25,067)	(47,100)	12,750	(34,350)	13,470		—		6,799		(39,148)

Net Loss Attributable to Non-controlling Interest	—	(1,153)	1,153	—	—		—		—		—

Net Loss Attributable to Stockholders	(25,067)	(45,947)	11,597	(34,350)	13,470		—		6,799		(39,148)
Preferred Dividends	—	—	—	—	—		(1,187)	HH	—		(1,187)

Net Loss Attributable to Common Stockholders	$(25,067)	$(45,947)	$11,597	$(34,350)	$13,470		$(1,187)		$6,799		$(40,335)

Net Loss Per Share - Basic and Dilutive	$(0.56)										$(4.07)

Weighted Average Shares Outstanding
Basic and Diluted	44,529,364										9,919,411

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of XTI and Inpixon and subsidiaries.

Unaudited Pro Forma Condensed Combined Balance Sheet

Note 1: Derived from the net assets as of December 31, 2023 of Shoom, SAVES, and Game Your Game that was divested with Grafiti LLC in tandem with the Merger, along with the inclusion of a $1,000,000 receivable which represents the estimated sale price of the divestiture.

Unaudited Pro Forma Condensed Combined Statement of Operations

Note 1: To remove discontinued operations related to the CXApp spin-off which was completed in March 2023, the discontinued operations related to the Grafiti Holdings Inc. spin-off which was completed in December 2023, and the sale of Grafiti LLC which was determined to be held for sale and discontinued operations as of December 31, 2023. The discontinued operations was derived from the audited consolidated statement of operations of Inpixon and its subsidiaries for the year ended December 31, 2023, as presented in the Company’s annual 10-K filing.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Legacy XTI. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Estimated Purchase Price Consideration

Estimated purchase price of approximately $25,605,000 related to the Merger is comprised of the following components (in thousands):

Fair value of Common Stock	$10,939
Fair value of Warrants	3,252
Fair value of Preferred Stock	11,302
Fair value of Debt Assumed	112
Total Consideration	$25,605

The fair value of common stock of approximately $10,939,000 included in the total equity consideration is based on Inpixon’s closing share price of $5.27 on March 12, 2024 (which reflects the 1 to 100 reverse stock split which will go effective before the closing of the transaction).

The Merger is a reverse acquisition. As such, the acquisition-date fair value of the consideration transferred is calculated based on the number of equity interests held by Inpixon’s preexisting shareholders and retained post-combination. The Company determined the estimated fair value of common stock included in consideration to be calculated based on the Inpixon’s common stock outstanding of 2,075,743 multiplied by the price of Inpixon’s common stock on March 12, 2024. The Company determined the stock price of Inpixon will be utilized in determining fair value as it is more reliably measurable than the value of the Legacy XTI’s (accounting acquirer) equity interests given it is not a publicly traded entity prior to the Merger.

The fair value of warrants of approximately $3,252,000 was included in the total equity consideration. A portion of this total represents 918,689 warrants outstanding by the Company with a fair value of $1.00 per warrant which was determined by using level 3 inputs utilizing a Monte-Carlo simulation. The remainder of this total represents 491,310 warrants with a fair value of $4.75 per warrant which was determined by using level 3 inputs utilizing a Black-Scholes valuation.

The fair value of preferred stock of approximately $11,302,000 included in the total equity consideration represents 11,302 shares of a new series of Preferred Stock that was issued and outstanding by the Company upon the consummation of the Merger at a stated value of $1,000 and fair value of $1,000 per share, which was determined by using level 3 inputs utilizing a scenario-based method under the income approach.

The fair value of certain consideration related to additional warrants to purchase Inpixon common stock outstanding immediately prior to the consummation of the Merger and equity incentive awards which will remain outstanding with the combined company were not deemed to be significant and were not included in the purchase price consideration for pro forma purposes.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only. The Company has elected not to present management adjustments and will only be presenting transaction accounting adjustments and autonomous entity adjustments in the unaudited pro forma condensed combined financial information. The autonomous entity adjustments are management estimates to reflect costs of the IIoT business line being a standalone entity.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of the combined company Common Stock outstanding, assuming the Merger and related transactions occurred on January 1, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2023 are as follows:

A.	To settle XTI’s obligation related to Brody’s 2021 Promissory Note with a principal balance of $1,079,000 as of December 31, 2023, which was settled, except for $175,000 of the principal at the closing of the Merger. The principal was settled through issuance of 904,000 common shares of XTI at fair value of $904,000.

B.	To account for the promissory note entered into between Inpixon and Legacy XTI in the amount of $3,108,000 which was accounted for as an intercompany transaction and eliminated upon consolidation of the combined company. Interest income is reflected net of interest expense on the Unaudited Pro Forma Condensed Combined Statement of Operations, and no pro forma adjustment is required.

C.	Represents estimated non-recurring transaction costs of approximately $8,912,000 that were incurred subsequent to December 31, 2023. The estimated transaction costs include advisory, banking, printing, legal and accounting fees, and employee incentive amounts incurred in connection with the Merger. Total estimated transaction costs incurred by Inpixon and Legacy XTI in connection with the Merger are estimated to be $5,023,000 and $8,744,000, respectively. As of December 31, 2023, $4,855,000 of the total combined estimated costs were accrued by Legacy XTI and Inpixon and were not included in the pro forma adjustment. As such, the pro forma adjustment related to Legacy XTI and Inpixon represents accrued transaction costs of $6,059,000 and $2,853,000. Inpixon transaction costs were not paid at the close of the Merger. Legacy XTI transaction costs that were paid at the close of the Merger in cash total $282,000. Legacy XTI transaction costs that were settled at the close of the Merger in equity total $5,800,000.

D.	Represents adjustments for the estimated preliminary purchase price allocation for the Merger. The preliminary calculation of total consideration is presented below as of March 12, 2024:

Fair Value (in thousands)
Consideration(1)	$25,605
Total consideration	$25,605

Assets acquired:
Cash and cash equivalents	$2,968
Accounts receivable	696
Notes and other receivables	7,929
Inventory	3,283
Prepaid assets and other current assets	756
Property and equipment	246
Warrant assets	448
Other assets	1,202
Tradename & trademarks	913
Proprietary technology	2,934
Customer relationships	702
In-process research and development	243
Goodwill	12,856
Total assets acquired	35,176

Liabilities assumed:
Accounts payable	3,133
Accrued liabilities	4,282
Operating lease obligation	299
Deferred revenue	824
Warrant liability	919
Short term debt	114
Total liabilities assumed	9,571
Estimated fair value of net assets acquired	$25,605

(1)	See Note 3

The above purchase price allocation does not give effect to certain pro forma adjustments that were included in the unaudited pro forma condensed combined financial statements that would ultimately impact the purchase price allocation. For any proforma adjustments that were not captured within the closing balance sheet at the time the purchase price allocation was performed, an adjustment was made to goodwill. The impacts of these adjustments decreased goodwill by approximately $4,866,000 on the pro forma balance sheet.

Approximately $7,990,000 has been allocated to goodwill pursuant to the preliminary purchase price allocation. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill or other intangible assets have become impaired, an accounting charge for impairment during the period in which the determination is made may be recognized. As a nontaxable transaction, the historical tax bases of the acquired assets, liabilities and tax attributes have carried over. Although no new tax goodwill has been created in the transaction, the Company has approximately $5.8 million of tax deductible goodwill that arose in previous transactions which carries over.

Below is a summary of intangible assets identified and acquired in connection with the Merger based on the preliminary purchase price allocation and the resulting adjustments to recognize the step-up in basis:

Identified Intangible Assets (in thousands)	Fair Value	Fair Value Adjustment	Useful Life (Years)
Tradename & trademarks	$913	$817	5.00
Proprietary technology	2,934	1,595	7.00
Customer relationships	702	(40)	5.00
In-process research and development	243	243	Indefinite
IP Agreement	—	(31)	N/A
Total	$4,792	$2,584

This adjustment also eliminates the pro forma historical equity of Inpixon of approximately $4,068,000 in accordance with the acquisition accounting at closing. This adjustment also reflects the incremental issuance of 7,495,436 shares of the combined company Common Stock, which represents total of 7,843,668 shares of the combined company Common Stock to preexisting XTI shareholders less 348,232 shares outstanding of Legacy XTI that were cancelled and replaced. Additionally, this adjustment accounts for the merger consideration in excess of common stock at closing as additional paid-in capital.

This adjustment also represents the issuance of 1,500 shares of Series 9 Preferred Stock at a stated par value of $1,000 that was issued by Inpixon, for net proceeds of $1,500,000. Based on the analysis of the terms of the preferred stock, the preferred stock is equity classified.

This adjustment also represents the extinguishment of short term debt and accrued liabilities the issuance of 9,802 shares of Series 9 Preferred Stock at stated par value of $1,000 that was issued and outstanding upon the consummation of the Merger. In connection with the closing of the transaction a certain holder of the Company’s debt converted $9,801,521 of debt and accrued and unpaid interest into shares of Preferred Stock. Based on the analysis of the terms of the preferred stock, the preferred stock is equity classified.

E.	Represents the conversion of XTI’s convertible notes and promissory notes and associated accrued interest to equity in the form of 32,352,666 shares of common stock with a fair value of approximately $21,412,000 at the date of the Merger. The pro forma adjustment reduces the principal balance and accrued interest balance in the amount of $20,850,000 and $229,000, respectively. The pro forma adjustment also removes XTI’s loan conversion derivatives of $333,000. The only debt outstanding are portions of promissory notes that have a principal and accrued interest balance of $347,000 and $331,000, respectively, as of December 31, 2023.

F.	Represents the relinquishment of an XTI related party payable of $335,000 that was forgiven upon the closing of the transaction. This was reflected by a contribution of capital on the unaudited pro forma condensed consolidated balance sheet due to the related party nature of the transaction.

Autonomous Entity Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The autonomous entity adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 are as follows:

AA.	Represents the removal of contractual costs related to Inpixon’s CEO, CFO, and internal legal counsel costs for the year ended December 31, 2023 of approximately $1,740,000 as these costs will not be incurred by the combined company.

BB.	Represents an adjustment to remove $889,000 in expenses that were incurred for the year ended December 31, 2023 regarding the CXApp spin-off which was completed in March 2023. In addition, represents adjustment to remove expense related to other non-operational transactions of $4,170,000 for the year ended December 31, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 are as follows:

CC.	Represents incremental adjustments to intangible asset amortization for the step-up in basis of intangible assets subject to amortization acquired in connection with the Merger assuming the Merger occurred on January 1, 2023. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the amortization expense for each period presented:

			Amortization for Period
Identified Intangible Assets (in thousands)	Fair Value	Years of Amortization	Year Ended December 31, 2023
Tradename & trademarks	$913	5.00	$183
Proprietary technology	2,934	7.00	419
Customer relationships	702	5.00	140
In-process research and development	243	Indefinite	—
Total amortization expense			$742

DD.	Reflects the transaction costs of approximately $13,767,000 to be expensed as if incurred on January 1, 2023, the date the Merger occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. Below represents a summary of the transaction costs associated with the Merger (in thousands).

Third party fees (legal, accounting, investment, etc.)	$3,093
Third party fees - paid in stock	3,525
Bonuses/incentives in connection with Merger – paid in stock	2,126
Estimated Legacy XTI transaction costs	8,744

Third party fees (legal, accounting, investment, etc.)	2,765
Severance packages in connection with Merger	2,258
Estimated Inpixon transaction costs	5,023
Total Estimated Transaction Costs	$13,767

Of the amounts above approximately, $4,855,000 had previously been expensed. As such, $8,911,000 was expensed on the unaudited pro forma condensed consolidated statement of operations. See Note C and D for pro forma adjustments related to accounting of additional transaction costs incurred subsequent to December 31, 2023 on the unaudited pro forma condensed consolidated balance sheet.

The adjustment also reclassifies $840,000 of transaction costs incurred by XTI that were recorded in general and administrative costs on the unaudited pro forma condensed consolidated statement of operations.

EE.	Represents adjustment to remove the change in fair value related to Legacy XTI’s JV obligation which is to be converted into equity at the time of the Merger. The change in fair value for the year ended December 31, 2023 represented a gain of $196,000.

FF.	Represents adjustment to remove interest expense of $491,000, debt discount amortization of $525,000, loan costs amortization of $88,000, loss on extinguishment of notes of $6,635,000, change in fair value of notes of $9,144,000, and the change in fair value of loan conversion derivatives of $108,000 related to XTI’s convertible notes that were converted at the closing of the Merger, outlined in Note F, for the year ended December 31, 2023. Additionally, the adjustment removes non-cash interest expense of $2,627,000 related to Inpixon’s notes and amortization of debt discounts that were converted at the closing of the Merger. The interest expense would not be incurred as a result of the conversion on consummation of the Merger. Additionally, the adjustment removes note extension fee and note monitoring fee amortization expense of $1,003,000 related to Inpixon’s notes that were converted at the closing of the Merger.

GG.	Represents adjustments to remove interest expense of $1,463,000 related to Inpixon’s conversion of debt, outlined in Note E, for the year ended December 31, 2023.

HH.	Represents adjustments to record preferred dividends and preferred returns of $1,187,000 related to the issuance of Series 9 Preferred Stock as outlined in Note E for the year ended December 31, 2023. The terms of the Series 9 Preferred Stock require quarterly dividends beginning on the one year anniversary of the issuance date of the preferred stock, and are payable on a quarterly basis. The quarterly dividend rate is 2% per quarter and will increase to 3% per quarter on the second year anniversary of the issuance date. The Series 9 Preferred Stock also requires a preferred return on the stated value at the rate of 10% per year, and shall be payable on a quarterly basis. As the proforma financial statements give effect to the Merger as if it had occurred on January 1, 2023, the adjustment does not include the preferred dividends as the dividends begin on the one year anniversary of the issuance date.

Note 5. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the related transactions, assuming the shares were outstanding since January 1, 2023. As the Merger and the related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger and related transactions have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2023 (in thousands, except share and per share data):

Year Ended December 31, 2023 (1)
Common Stock
Pro forma net loss attributable to common stockholders	$(40,335)
Weighted average shares outstanding - basic and diluted	9,919,411
Pro forma net loss per share attributable to common stockholders - basic and diluted	$(4.07)
Excluded securities:(2)(3)
Options	1,070,024
Warrants	1,831,076
Convertible preferred stock	2
Convertible notes	4,611

(1)	Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive. The total amount of dilutive warrants includes 0.9 million unexercised of the 1.5 million warrants that were issued in May 2023, and the 0.5 million of the unexercised warrants that were issued in December 2023.
(3)	The new series of preferred stock is excluded from the anti-dilutive securities as the holders of the new series of preferred stock are not expected to participate in any dividends, distributions, or payments to the holders of Common Stock based on the terms of the securities.